                            THE HOME DEPOT, INC.


To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of The Home Depot, Inc.

     As shown in the formal notice enclosed, the meeting will be held at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 31, 1995, at 10:00 a.m. At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to stockholders generally. If you will need special assistance at the meeting because of a disability, please contact Mr. Don Singletary, Vice President-Employee Relations, Home Depot U.S.A., Inc., 2727 Paces Ferry Road, Atlanta, Georgia 30339-4089. An interpreter for persons who are hearing impaired will be provided.

     The subjects proposed for action at the meeting are the election of four directors, to approve an amendment to the Senior Officers' Bonus Pool Plan, to approve two amendments to the Employee Stock Purchase Plan and the conducting of such other business, including stockholder proposals, as may properly come before the meeting.

     It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided.

Thank you for your support.

                              Sincerely,



                              Bernard Marcus
                              Chairman and
                              Chief Executive Officer




                              Arthur M. Blank
                              President and
                              Chief Operating Officer

                            THE HOME DEPOT, INC.
                           2727 Paces Ferry Road
                        Atlanta, Georgia 30339-4089


      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 31, 1995

     NOTICE is hereby given that the Annual Meeting of Stockholders of The Home Depot, Inc., a Delaware corporation (the "Company" or "The Home Depot"), will be held in accordance with its By-Laws at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 31, 1995, at 10:00 a.m. for the following purposes:

     (1) To elect four (4) directors for terms ending with the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified;

     (2)  To approve an amendment to the Senior Officers' Bonus Pool Plan;

     (3)  To approve two amendments to the Employee Stock Purchase Plan;
          and

     (4) To conduct such other business, including stockholder proposals, as may properly come before the meeting.

     The Common Stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you will sign and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy will assure your representation at the Annual Meeting.

     The Board of Directors has fixed the close of business on April 3, 1995, as the record date for the determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose germaine to the meeting during ordinary business hours from May 20 through May 31, 1995 at the corporate offices of the Company.

     By Order of the Board of Directors

     BERNARD MARCUS
     Chairman of the Board of Directors,
     Chief Executive Officer and Secretary

Atlanta, Georgia
April 13, 1995


              YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, SIGN,
                        DATE AND RETURN YOUR PROXY.

                            THE HOME DEPOT, INC.
                           2727 Paces Ferry Road
                        Atlanta, Georgia 30339-4089
                               (404) 433-8211

                              PROXY STATEMENT
                 SOLICITATION OF PROXIES FOR ANNUAL MEETING

                                INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of The Home Depot for use at the 1995 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, May 31, 1995, at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, or at any adjournments thereof (the "Annual Meeting").

     Certain directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. In addition, the Company has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This Proxy Statement is first being mailed on or about April 13, 1995, to stockholders of record on April 3, 1995.

     The shares held by each stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the meeting unless such proxy shall be timely revoked. If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company or by a stockholder personally attending and voting his or her shares at the meeting.

     The total number of shares of stock of the Company outstanding and entitled to vote at the Annual Meeting is 475,254,023, consisting of Common Stock, par value $.05 per share. Each share of the Company's Common Stock entitles the holder to one vote with respect to all matters to come before the meeting, and all of such shares vote as a single class. Only stockholders of record at the close of business on April 3, 1995, are entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. A plurality of the votes cast at the meeting is necessary for the election of directors. The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for approval of an amendment to the Senior Officers' Bonus Pool Plan, approval of two amendments to the Employee Stock Purchase Plan and to take action upon one Stockholder proposal. Management knows of no person who owns beneficially more than five percent of the outstanding shares of Common Stock of the Company.

     The Annual Report to Stockholders of the Company for the fiscal year ended January 29, 1995, including financial statements (the "Annual Report"), is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 3, 1995, except for accounts where the stockholder had filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of April 3, 1995. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 1995, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the "Form 10-K"), BUT WITHOUT EXHIBITS TO THE FORM 10-K, ARE OR WILL BE AVAILABLE WITHOUT CHARGE, UPON REQUEST. SEE "AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS."

     Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted in accordance with the recommendations by the Board of Directors as follows: FOR the election of Arthur M. Blank, Milledge A. Hart, III, M. Faye Wilson and Johnnetta B. Cole to the Board of Directors of the Company; FOR the approval of an amendment to the Senior Officers' Bonus Pool Plan; FOR the approval of two amendments to the Employee Stock Purchase Plan and AGAINST the Stockholder proposal.

                     COMMON STOCK OWNERSHIP BY CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information as to "beneficial ownership" of the Common Stock of the Company, as of January 29, 1995, by each person known by the Company to be the "beneficial owner" of more than five percent of such Common Stock, by each present director and nominee of the Company, by certain executive officers, and by the directors and all executive officers of the Company as a group (19 persons). The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities
Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares;
or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as disclosed in the notes to the table, each person has sole voting and investment powers with respect to the whole number of shares shown as beneficially owned by him or her.


                                              Shares of
      Name of Beneficial Owner                 Common       Percent
      (and Address if "Beneficial               Stock         of
      Ownership" Exceeds 5%)                 Beneficially   Class (1)
                                                Owned
      ---------------------------------------------------------------
      Bernard Marcus (2)                     14,813,543      3.27
      Arthur M. Blank (3)                     8,270,169      1.82
      Kenneth G. Langone (4)                  4,600,000      1.01
      Milledge A. Hart, III                   1,360,489        *
      Berry R. Cox                            1,100,000        *
      Ronald M. Brill (5)                       574,166        *
      Frank Borman (6)                          233,437        *
      James W. Inglis (7)                       175,798        *
      W. Andrew McKenna (8)                     128,091        *
      Donald R. Keough (9)                        9,999        *
      M. Faye Wilson (10)                         6,000        *
      Johnnetta B. Cole (11)                        325        *
      Directors and Executive Officers as    32,141,147      7.09
      a group (12)
      -------------------------
     * Less than 1%

<F1>
(1) Based on 453,365,203 shares outstanding on January 29, 1995.

<F2>
(2) Includes 5,434 shares credited to Mr. Marcus' account under the Company's Employee Stock Ownership Plan. Includes 21,421 shares held by a private foundation of which Mr. Marcus may be deemed to have shared voting and investment powers. Does not include 169,876 shares held by Mr. Marcus' wife as trustee of a trust for his children of which Mr. Marcus may be deemed to have shared voting and investment powers. Mr. Marcus disclaims beneficial ownership of such shares.

<F3>
(3) Includes 5,434 shares credited to Mr. Blank's account under the Company's Employee Stock Ownership Plan. Does not include 290,739 shares which are held by others as co-trustees for the children of Mr. Blank. Mr. Blank disclaims beneficial ownership of such shares. Includes 515,000 shares held by two private charitable trusts of which Mr. Blank has voting and investment powers.

<F4>
(4) Does not include 1,009 shares held by Mr. Langone's wife of which Mr. Langone may be deemed to have shared voting and investment powers. Mr. Langone disclaims beneficial ownership of such shares.

<F5>
(5) Includes 5,434 shares credited to Mr. Brill's account under the Company's Employee Stock Ownership Plan. Includes 29,600 shares held by two private charitable trusts of which Mr. Brill has shared voting and investment powers. Does not include 67,158 shares which are held by his wife or by his wife as custodian for their children or held by Mr. Brill as custodian for his children of which Mr. Brill may be deemed to have shared voting and investment powers. Mr. Brill disclaims beneficial ownership of such shares. Includes 65,114 shares under stock options which are exercisable within 60 days.

                                     2

<F6>
(6) Includes 218,192 shares held by a trust of which Col. Borman and his wife have shared voting and investment powers. Includes 14,624 shares held by a private foundation of which Col. Borman has shared voting and investment powers.

<F7>
(7) Includes 5,434 shares credited to Mr. Inglis' account under the Company's Employee Stock Ownership Plan. Does not include 22,382 shares held by a child of Mr. Inglis and 4,800 shares held by Mr. Inglis' wife of which Mr. Inglis may be deemed to have shared voting and investment powers. Mr. Inglis disclaims beneficial ownership of such shares. Includes 18,000 shares held by a private foundation of which Mr. Inglis has shared voting and investment powers and 65,114 shares under stock options which are exercisable within 60 days.

<F8>
(8) Includes 1,720 shares credited to Mr. McKenna's account under the Company's Employee Stock Ownership Plan. Includes 98,615 shares under stock options which are exercisable within 60 days. Does not include 450 shares held by a child of Mr. McKenna of which Mr. McKenna may be deemed to have shared voting and investment powers. Mr. McKenna disclaims beneficial ownership of such shares.

<F9>
(9) Does not include 400 shares held by Mr. Keough's wife of which Mr. Keough may be deemed to have shared voting and investment powers. Mr. Keough disclaims beneficial ownership of such shares. Includes 3,333 shares under stock options which are exercisable within 60 days.

<F10>
(10) Includes 5,000 shares under stock options which are exercisable within 60 days.

<F11>
(11) Holdings are as of March 15, 1995. Dr. Cole had no shares prior to such date.

<F12>
(12) Includes 51,974 shares credited to accounts under the Company's Employee Stock Ownership Plan. Includes 543,522 shares under stock options which are exercisable within 60 days and does not include certain shares held by their spouses and held by their spouses as custodian for their children.

                         I. ELECTION OF DIRECTORS
                    AND INFORMATION REGARDING DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that, "The directors shall be divided into three classes, designated Class I, Class II and Class III..." The terms of the present Class II directors shall expire at the Annual Meeting of Stockholders in 1995.

     The Board of Directors has nominated three incumbent Class II directors, Arthur M. Blank, Milledge A. Hart, III and M. Faye Wilson, and one nominee, Johnnetta B. Cole, who are described below, for election to the Board of Directors as Class II directors for terms expiring at the Annual Meeting of Stockholders in 1998. Dr. Cole will be classified as a Class II director to comply with the Company's Certificate of Incorporation which provides that "Each class shall consist as nearly as may be possible, of one-third the total number of directors..." The Board of Directors has fixed the number of directors at eleven (11) upon the election of directors at the Annual Meeting.

     The following information is provided concerning directors of The Home Depot and nominees for election as directors. Positions held by executive officers are for the Company and/or its subsidiaries.

     ARTHUR M. BLANK, age 52, has been President, Chief Operating Officer ("COO") and a director of The Home Depot since its inception in 1978; and is, together with Mr. Bernard Marcus and Mr. Kenneth G. Langone, a co-founder of the Company. Mr. Blank serves as Chairman of the Board of Trustees of North Carolina Outward Bound School, a non-profit corporation; serves on the Board of Trustees of Emory University; serves on the Board of Councilors of the Carter Center of Emory University; and the Board of Directors of Cox Enterprises, Inc., Harry's Farmers Market, Inc. and Post Properties, Inc.

     MILLEDGE A. HART, III, age 61, has been a director of the Company since 1978. Mr. Hart is Chairman of the Board of Hart Group, Inc., a private management services company. Mr. Hart is also Chairman of the Board of Rmax, Inc., an insulation manufacturing company, and Axon, Inc., a residential/commercial service company.

     M. FAYE WILSON, age 57, has been a director of the Company since 1992. Ms. Wilson was Managing Director of Mergers and Acquisitions for Security Pacific Hoare Govett in London from 1987 until she returned to California in 1991 as Executive Vice President for Security Pacific Financial Services Systems, Inc. Since the merger in 1992 between BankAmerica Corporation and Security Pacific Corporation, Ms. Wilson has been Executive Vice President of Bank of America NT&SA. Since
November 1993, Ms. Wilson also has been Chairman of the Board and President of Security Pacific Financial Services, Inc.

     JOHNNETTA B. COLE, age 58, is President of Spelman College in Atlanta, Georgia. Dr. Cole has held that position since 1987 and is the first African-American woman to head Spelman College, a post-secondary educational institution. Dr. Cole also serves as a member of the Board of Directors of Coca-Cola Enterprises, Inc., Management Training Corporation, NationsBank of Georgia and Merck & Co., Inc. Dr. Cole also serves on the boards of a number of charitable, civic and educational organizations.

     If any nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT ARTHUR M. BLANK, MILLEDGE
A. HART, III, M. FAYE WILSON AND JOHNNETTA B. COLE AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     The following Class I directors were elected at the Annual Meeting of Stockholders in 1993 and their present terms expire with the Annual Meeting of Stockholders in 1996:

     BERNARD MARCUS, age 65, is one of the co-founders of The Home Depot and has been its Chairman of the Board of Directors and Chief Executive Officer ("CEO") since its inception in 1978. He serves on the Board of Directors of Wachovia Bank of Georgia, N.A., National Service Industries, Inc. and the New York Stock Exchange, Inc. Mr. Marcus is a member of the Advisory Board and Board of Directors of the Shepherd Spinal Center in Atlanta, as well as a Vice President and member of the Board of The City of Hope, a charitable organization in Duarte, California. Mr. Marcus is also a member of Emory University's Board of Visitors.

     KENNETH G. LANGONE, age 59, is one of the co-founders of The Home Depot and has been a director of the Company since 1978. For at least the past five years, Mr. Langone has been Chairman of the Board, Chief Executive Officer, President and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. Mr. Langone serves on the Board of Directors of Unifi, Inc., AutoFinance Group, Inc., Baby Superstore, Inc., GMIS, Inc. and St. Jude Medical, Inc. Mr. Langone also serves on the boards of a number of charitable and educational organizations.

     DONALD R. KEOUGH, age 68, was President, Chief Operating Officer and a director of The Coca-Cola Company until his retirement in April 1993. Mr. Keough has been a director of The Home Depot since January 1993. Mr. Keough is also Chairman of the Board of Allen & Company Incorporated, a privately held investment banking firm, and serves on the boards of National Service Industries, Inc., H. J. Heinz Company, The Washington Post Company and McDonald's Corporation. Mr. Keough is immediate past Chairman of the Board of Trustees of the University of Notre Dame and is a trustee of several other educational institutions. Mr. Keough also serves on the boards of a number of national charitable and civic organizations.

     JAMES W. INGLIS, age 51, has been a director of the Company since 1993 and Executive Vice President Strategic Development of the Company since April 1994. Mr. Inglis joined the Company in 1983 as a merchandiser, was shortly thereafter promoted to Senior Merchandiser, and then promoted to Vice President Merchandising, West Coast in 1985 and Executive Vice President Merchandising in 1988. Mr. Inglis serves as endowment chairman for the City of Hope's hardware and home improvement industry group and on the Board of Directors of the National Kitchen and Bath Association.

     The following Class III directors were elected at the Annual Meeting of Stockholders in 1994 and their present terms expire with the Annual Meeting of Stockholders in 1997:

     FRANK BORMAN, age 67, has been a director of the Company since 1983. Col. Borman (U.S. Air Force, ret.) retired as the Chairman of the Board and Chief Executive Officer of Eastern Air Lines, Inc. in 1986. Since 1988, Col. Borman has served as Chairman of the Board, President and Chief Executive Officer of Patlex Corporation, and also since 1993, as Chairman of the Board of Directors of AutoFinance Group, Inc. (parent company of Patlex Corporation). Col. Borman also serves as a director of Outboard Marine Corporation, Thermo Instrument Systems, American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

     RONALD M. BRILL, age 51, has been Executive Vice President and Chief Financial Officer ("CFO") of the Company since March 1993. Mr. Brill joined The Home Depot as its Controller in 1978, was elected Treasurer in 1980, Vice President-Finance in 1981, Senior Vice President and CFO in 1984, and elected as a director in 1987. Mr. Brill serves on the Board of Directors of AutoFinance Group, Inc.; the Board of Trustees of the Atlanta Jewish Federation; the Board of Trustees of Woodruff Arts Center; the Board of Directors of the High Museum of Art; and the Governing Board of Woodward Academy.

     BERRY R. COX, age 41, has been a director of the Company since 1978. For the past seventeen years, Mr. Cox has been a private investor, with interests in oil and gas, real estate, and equities.

     Each director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $30,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended. The Home Depot also reimburses each director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.

The Home Depot's Board of Directors has the following committees:

     (a) The Executive Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between meetings of the Board.

     (b) The Audit Committee is comprised of Messrs. Borman, Cox, Hart, Keough and Ms. Wilson. This Committee was established to oversee the auditing procedures of the Company, to receive and accept the reports of the Company's independent certified public accountants, to oversee the Company's internal systems of accounting and management controls, and to make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Committee held two meetings during fiscal 1994.

     (c) The Stock Option Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee considers and makes grants of stock options pursuant to the Company's 1991 Omnibus Stock Option Plan and Employee Stock Purchase Plan and administers such plans.

     (d) The Compensation Committee is comprised of Messrs. Borman, Hart and Keough. This Committee reviews and recommends to the Board of Directors the appropriate compensation of directors and executive officers of the Company. The Committee held one meeting during fiscal 1994.

     (e) The Directors' Nominating Committee is comprised of Messrs. Marcus, Hart and Langone. This Committee is charged with making recommendations to the full Board for the selection of director nominees. There is no formal procedure for the submission of stockholder recommendations. The Committee held one meeting during fiscal 1994.

     During fiscal 1994, the Board of Directors of the Company held four meetings. All directors attended at least 75% of the meetings of the Board and of the Committees of the Board of which they were members during that period.

                   COMPENSATION COMMITTEE INTERLOCKS AND
              INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The following persons served as members of the Compensation Committee of the Board of Directors during the fiscal year ended January 29, 1995:
Frank Borman, Milledge A. Hart, III and Donald R. Keough. None of the members of the Compensation Committee were employees of the Company.

                            INSIDER TRANSACTIONS

     Kenneth G. Langone, a director of the Company, is Chairman of the Board and President of Invemed Associates, Inc. ("Invemed"), which provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon sixty days written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000. The Company contemplates utilizing the services of and paying a similar amount to Invemed in 1995.

     M. Faye Wilson, a director of the Company, is an Executive Officer of Bank of America NT&SA ("Bank of America"). Bank of America provides a variety of banking services to the Company, including deposit and cash management services, letters of credit and capital market products. In addition, BankAmerica, the parent company of Bank of America, provided a $100,000,000 loan commitment to The Home Depot as a participating bank under the $300,000,000 Credit Agreement dated as of November 2, 1994. In the opinion of management, the banking services, fees and terms of the credit arrangement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

           II.  AMENDMENT TO THE SENIOR OFFICERS' BONUS POOL PLAN

     The Senior Officers' Bonus Pool Plan (the "SOBP") was approved by the stockholders at the 1994 Annual Stockholders Meeting. In fiscal 1994, the payout ratio was 54 percent and 46 percent as paid to the CEO and COO, respectively. In order to attain parity between the bonus paid to the CEO and the COO, the Compensation Committee, a committee of outside directors, has recommended this amendment the purpose of which is to change the payout ratio under the SOBP to 50 percent each.

     Accordingly, the Board of Directors recommends approval by the stockholders of the performance goals and the payout ratio contained in the amended SOBP as adopted by the Compensation Committee. These performance goals govern the award of annual bonuses to the CEO and COO, the designated eligible participants. Approval of the performance goals is being recommended to preserve, for fiscal years 1994 and beyond, The Home Depot's federal tax deduction for compensation paid to its senior officers, by complying with new provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRC"), enacted as part of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). These provisions and the proposed regulations issued under IRC Section 162(m) by the U.S. Department of the Treasury could limit the Company's annual federal tax deduction for compensation paid to its senior officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements that have been approved by a committee of outside directors and approved by the stockholders. The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company. The SOBP allows the CEO and the COO collectively to earn a bonus equal to 10 percent of the Company's earnings, subject to an annual maximum established by the Committee, in excess of a threshold amount as established by the Committee (the "Earnings Threshold"). The Earnings Threshold for fiscal 1995 is equal to $604,501,000, which is approximately equal to the Company's net earnings for fiscal 1994. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 50 percent each. For fiscal 1995, the maximum amount awardable under the SOBP is $4 million. The two participants in the SOBP, Messrs. Marcus and Blank, have an interest in the proposal. The actual benefits to be paid under the SOBP are not presently determinable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

            III.  AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

     Since 1982, the Company has maintained an Employee Stock Purchase Plan (the "ESP Plan") under which shares of the Company's Common Stock may be offered for purchase by employees of the Company and its subsidiaries under a payroll deduction arrangement. All persons who are regularly employed by the Company (and, if the Board of Directors so determines, any subsidiary or affiliate of the Company) at the date any offering is commenced under the ESP Plan may participate in the ESP Plan except for any employee who owns or holds options to purchase more than five percent of the Common Stock of the Company. The ESP Plan is qualified under Section 423 of the IRC.

     The Board of Directors believes that the ESP Plan is a valuable benefit offered to its employees. The Board of Directors has approved the amendments to the ESP Plan ("Plan Amendments") and has recommended that the Plan Amendments be submitted to the Stockholders at the Annual Meeting for their approval. If approved, the Plan Amendments will:

          (i) modify the ESP Plan's definition of Purchase Price in order to change the pricing schedule so that the Market Price used to determine the grant price may be the lower of the Market Price on the first day or the last day of the Purchase Period, as defined in the ESP Plan; and

          (ii) increase the number of shares available for issuance under the ESP Plan by 5,000,000 shares. As of March 30, 1995, 2,375,460 shares remain available for issuance under the ESP Plan of which an estimated 691,900 shares will be issued in April 1995 under ESP Plan offering XXV and an estimated 832,700 shares will be issued in November 1995 under ESP Plan offering XXVI, leaving an estimated balance of 850,860 shares available for future offerings. An increase of 5,000,000 shares in the number of shares available for issuance will enable the Company to continue to make offerings under the ESP Plan.

     The Board of Directors believes the approval of the amendments to the ESP Plan is in the Company's and stockholders' best interests. The full text of the ESP Plan, restated to incorporate the proposed Plan Amendments, is set forth as Appendix A to this proxy statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THIS PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                         IV.  STOCKHOLDER PROPOSAL

     The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, owner of 214,700 shares of Common Stock has given notice that it intends to present for action at the annual meeting the following resolution:

          "BE IT RESOLVED, that the shareholders of Home Depot, Inc. ("Company") hereby request that the Company's Board of Directors take the steps necessary to amend the Company's bylaws, effective after the 1995 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

          - has not been employed nor been an affiliate in an executive capacity of the Company within the last five years;

          - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

          - is not employed by a significant customer, supplier or provider of professional services;

          -    has no personal services contract with the Company;

          - is not employed by a foundation or university that receives significant grants or endowments from the Company;

          -    is not a relative of the management of the Company;

          - is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and

          - is not the Chairman of a company on which Home Depot's Chairman or Chief Executive Officer is also a board member."

The following statement was submitted by the proponent in support of such resolution:

     "The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision-making in the best long-term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given those functions, we believe that it is in the best interest of all stockholders if [sic] at least a majority of our representatives be independent.

     The benefits of such independence we think, are well accepted. The New York Stock Exchange, for instance, requires each of its listed companies to have at least two members of the board of directors and all members of the audit committee who meet New York Stock Exchange standards of independence. We also note studies which reflect that a majority of directors of publicly-held companies are not employees of the companies on whose boards they serve. This trend is supported by The Business Roundtable in its publication Corporate Governance and American Competitiveness, prepared by a committee of the Roundtable, which states, in part, that

          Board of directors of large publicly-held public corporations should be composed predominately of independent directors who do not hold management responsibilities within the corporation... In order to underscore their independence, non-management directors should not be dependent financially on whose boards they serve.

     We urge you to VOTE FOR THIS PROPOSAL. It will be a constructive and supportive statement by shareholders in favor of improved corporate governance."

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     It is the Company's view that, since its inception, The Home Depot's Board of Directors has functioned extraordinarily well. Company policy has been served well in the past and continues to be served by combining the talents and diverse backgrounds of independent directors with that of our most senior officers serving on the Board.

     No longer in its infancy, The Home Depot has taken a prominent place in the world today. The Company would not be one of the most successful and admired companies in the world if it were not for the combination of talents, knowledge and perspective held by the persons serving on the Board of Directors. It is without question that the senior officers serving on the Board bring direct knowledge of Company operations and strategies in this very competitive industry. Without the presence of senior officers serving on the Board, the directors would be without direct access to on the spot information about the Company's operations and strategies. The Company believes the Board's ability to fulfill its fiduciary obligations to represent and safeguard the best interests of the stockholders as a whole would be impaired if the composition of the Board consisted primarily of independent directors.

     The current Board is comprised of 10 members, five of whom meet the proponent's definition of independent director. The Board, therefore, would not currently meet the burden of this rule. The Company should have flexibility in the composition of the Board and not be mandated by a rigid arbitrary rule.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                EXECUTIVE OFFICERS AND THEIR COMPENSATION

     The following table sets forth all cash compensation paid by the Company and its subsidiaries (for the purposes of this section collectively referred to as the "Company") to the Chief Executive Officer ("CEO") and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years:

                                                        Long Term
                                                        Compensation
                 Annual Compensation                    Awards


                                                                    All
                                                Other   Securities  Other
                                                Annual  Underlying  Compen-
 Name and                                       Compen- Options(1)  sation(3)
 Principal         Fiscal  Salary      Bonus    sation      (#)       ($)
 Position          Year      ($)        ($)       ($)

 Bernard Marcus    1994    600,000  2,000,000    4,895      --      165,829
 Chairman of the   1993    600,000  2,080,000    2,216      --      161,918
 Board, CEO, and   1992    584,783  2,080,000    2,216      --      165,096
 Secretary


 Arthur M. Blank   1994   600,000   2,000,000    2,915      --       38,825
 Chief Operating   1993   550,000   1,920,000    4,500      --       24,914
 Officer and       1992   534,783   1,920,000    4,500      --       28,092
 President


 Ronald M. Brill   1994   435,385     170,000    5,718     27,500    32,818
 Executive Vice    1993   404,615     161,212    3,080      2,133    18,907
 President, CFO    1992   369,615     156,000    3,080    103,200    22,085


 James W. Inglis   1994   446,923     110,000      925      2,500    31,142
 Executive Vice    1993   425,384     107,500    1,174      2,133    19,047
 President         1992   392,307     134,400    1,174    103,200    22,225


 W. Andrew         1994   355,385     180,000    4,567     32,500    30,400
 McKenna(2)
 President--
 Midwest
 Division
 ---------------------------

<F1>
(1)  Messrs. Marcus and Blank do not participate in the stock option plans.

<F2>
(2) Mr. McKenna became an executive officer upon his election as President of the Midwest Division on August 17, 1994. Compensation shown is for services performed for the entire fiscal year including the period prior to his election. Mr. McKenna was paid a special relocation bonus of $50,000 during the 1994 fiscal year.

<F3>
(3) The Company has had in effect various plans and arrangements which may not be available generally to all its salaried employees and which provide for cash or non-cash compensation for one or more of its executive officers. Certain plans and arrangements are described in the remainder of this section.

     The Company's Employee Stock Ownership Plan and Trust (the "ESOP"), adopted during fiscal 1988, is a defined contribution and employee stock ownership plan qualified under the Internal Revenue Code and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in Common Stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are fully vested once seven years of service (as defined in the ESOP) are completed or employment is terminated by reason of death, disability or retirement.

     The Company's contribution to the ESOP for the fiscal year ended January 29, 1995 was $12,500,000. Allocations of the Company's Common Stock for the last fiscal year were valued at $8,234.75 for each of Messrs. Marcus, Blank, Brill, Inglis and McKenna. All of the executive officers named above are fully vested with the exception of Mr. McKenna who is 60 percent vested pursuant to the terms of the ESOP.

     The Company adopted an ESOP Restoration Plan in fiscal 1994. The primary purpose of the Plan is to provide certain employees deferred compensation that they would have received under the ESOP if not for the maximum compensation limits under the Internal Revenue Code of 1986, as amended. The ESOP Restoration Plan is an unfunded arrangement under which separate bookkeeping accounts are maintained for each participant. Participants' accounts are credited with "stock units" which have a value equal to the market value of the Company's Common Stock as of the date of such crediting. All material terms of the Plan including vesting and distribution are the same as the ESOP. Allocations for the last fiscal year were $21,765.25 for each of Messrs. Marcus, Blank and Brill; $19,949.63 for Mr. Inglis and $18,922.44 for Mr. McKenna.

     The Company, in fiscal 1994, enabled Messrs. Marcus, Blank, Brill, Inglis and McKenna to obtain life insurance in the amounts of $8,000,000, $800,000, $250,000, $250,000, and $250,000, respectively, pursuant to a
"split dollar" plan under which the Company pays the gross annual premium of $135,829, $8,825, $2,818, $2,958 and $3,243, respectively.

                                Stock Options

     At the Annual Meeting of Stockholders in 1991, the stockholders approved the 1991 Omnibus Stock Option Plan (the "1991 Plan") providing for stock options to key employees and newly elected non-employee directors. The 1991 Plan became effective June 1, 1991 and continues for a ten year term, except that any options granted under the 1991 Plan will continue to be effective pursuant to the terms of each grant beyond the expiration of the 1991 Plan.

     All of the Company's stock option plans are administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee determines the number of shares granted and the option exercise price, but such price may not be less than 100 percent of the fair market value of Common Stock on the grant date.

     The following tables reflect certain information with respect to options granted under the Company's stock option plans to and those exercised by certain executive officers (excluding Messrs. Marcus [CEO] and Blank [COO] who do not participate in the stock option plans) for the last fiscal year:

                   OPTION GRANTS IN THE LAST FISCAL YEAR
                                                           Potential Realizable
                                                             Value at Assumed
                                                              Annual Rates of
                                                               Stock Price
                                                             Appreciation for
                        Individual Grants                       Option Term

                                 % of
                                 Total
       Name        Number of   Options
                   Securities  Granted
                   Underlying    in    Exercise
                    Options    Fiscal  or Base
                    Granted     Year    Price  Expiration
                      (#)       (%)    ($/Sh)     Date       5%($)     10%($)

 Ronald M. Brill    27,500      1.38    39.00   02/20/04    674,489  1,709,289

 James W. Inglis     2,500      0.12    39.00   02/20/04     61,317    155,390

 W. Andrew McKenna  12,500      0.63    39.00   02/20/04    306,586    776,949
                    20,000      1.00    41.375  08/11/04    520,410  1,318,822


            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION VALUES



                                               Number of        Value of
                                               Securities      Unexercised
                                               Underlying      In-the-Money
                                           Unexercised Options   Options
                        Shares      Value      at FY-End(#)    at FY-End ($)
                      Acquired on  Realized    Exercisable/    Exercisable/
      Name            Exercise(#)    (#)      Unexercisable   Unexercisable

 Ronald M. Brill        3,376      110,423   30,356/113,501  556,429/1,841,485

 James W. Inglis        3,376      115,909   30,356/88,501   556,429/1,622,735

 W. Andrew McKenna       -0-         -0-      7,132/135,226  113,436/3,689,786




          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:

     Under the supervision of the Compensation and Stock Option Committees of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs ("Compensation Policies") which seek to structure executive compensation consistent with the Company's overall business strategy, philosophy and objectives. The Compensation Policies are intended to embody a "pay-for-performance" philosophy which rewards executives for long-term strategic management and enhancement of stockholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against personal and Company goals. The Company believes this philosophy attracts, retains and motivates key executives critical to the long-term success of the Company.

     This compensation philosophy is implemented through compensation packages which include various cash components and non-cash components. Although no formal analysis of compensation was conducted by the Compensation Committee, base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual and longer term "incentive" compensation.

     Beginning in 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per employee subject to various exceptions, including compensation based on performance goals.

     The deductibility limitation does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to shareholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid; and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. Pursuant to OBRA and proposed Internal Revenue Service ("IRS") regulations adopted thereunder, a director will not be an outside director if such person, among other things, receives compensation for personal services in any capacity other than as a director. The Company has chosen to not immediately seek stockholder approval and related amendments for potential compensation in excess of $1 million relating to its stock option plan. The Company has until 1997 to accomplish this pursuant to IRS proposed regulations.

     The Compensation Committee of the Board of Directors of the Company has established a Senior Officers' Bonus Pool Plan ("SOBP") for its Chief Executive Officer ("CEO") and President ("COO"). The SOBP is intended to be, and the Committee believes that the SOBP qualifies as, performance-based compensation and accordingly that all sums paid thereunder should be deductible by the Company. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA, the stockholders approved at the 1994 Annual Meeting of Stockholders, the SOBP which allows the CEO and the COO collectively to earn a bonus equal to 10 percent of the Company's earnings, sub-ject to an annual maximum established by the Committee, in excess of a threshold amount as established by the Committee (the "Earnings Threshold"). The Earnings Threshold for fiscal 1995 is equal to $604,501,000, which is approximately equal to the Company's net earnings for fiscal 1994. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 50 percent each. The sharing ratio for 1994 was 54 percent and 46 percent.
For fiscal 1995, the maximum amount awardable under the SOBP is $4 million. Accordingly, under the terms and conditions of the SOBP, the performance goals have been met in fiscal 1994 and the CEO and COO are each entitled to receive their respective bonus.

     In May 1994, the Compensation Committee received a letter from the Company's CEO, Mr. Bernard Marcus, in which Mr. Marcus requested that his performance bonus, under the terms of the SOBP, be reduced from 54 percent to 50 percent in order to establish parity between the bonus awarded to the CEO and COO, respectively. Accordingly, the CEO's entitlement was reduced by $80,000 and the Company's COO, Mr. Arthur Blank, was awarded a special one-time bonus outside of the SOBP in the amount of $80,000. The SOBP is being amended and presented to the stockholders for their approval so that the payout ratio will be the same for the CEO and COO.

     The Committee bases its belief that the SOBP is performance-based on, among other things, the fact that the amount of the Company's earnings in any year are not capable of being ascertained with certainty at the start of such year, statements in the proposed IRS regulations that performance goals need not be based upon an increase or positive result under a company's business criterion and may include maintaining the status quo or limiting economic losses and the Committee's belief that achievement of an earnings threshold which is at least equal to the level of the prior year's earnings is subject to substantial uncertainty, even in light of the Company's historical earnings growth. Nevertheless, neither the Company nor the Committee can give any assurance that the IRS will agree that the SOBP is performance-based. In the event that the SOBP was deemed by the IRS not to be performance-based, the Company would have the option to contest such determination, forego the deduction for sums in excess of the deductible limit, modify the SOBP for future years or any combination of the foregoing.

     Payments under the SOBP to the CEO and COO comprise approximately 77 percent and 74 percent, respectively, of each of their total cash compensation in fiscal 1994. From fiscal 1988 until fiscal 1992, the CEO and COO declined to accept recommendations from the Compensation Committee for increases to the maximum amount in the SOBP. In the 1992 fiscal year, the Compensation Committee increased the maximum amount in the SOBP for the CEO and COO from $2 million to $4 million. The increase in the maximum amount awardable under the SOBP from prior years was based upon the Committee's assessment of the CEO's and COO's contributions to the Company as reflected in the multiple measures of the Company's financial performance since the last increase in the maximum compensation awardable under the SOBP including, without limitation, increases in net earnings, net sales, net earnings per share, total assets and stockholder's equity. The Committee also considered the Company's market share, geographic expansion and market penetration and marketing innovations. The Committee did not assign formal weights to particular measures and the relative weighing of the importance of such measures was based on the subjective perception of the individual members of the Committee. The Committee was also cognizant of the total compensation levels of certain other executives of similar position in the specialty retail industry and other companies similar in size.

     In setting annual salaries, the Compensation Committee reviews with the CEO an annual salary plan recommended by the CEO and COO for the Company's executive officers. The annual salary plan is based on numerous subjective factors which include performance merit increases and responsibility levels. The annual salary plans for both the CEO and COO are established by the Compensation Committee based on available compensation data, including compensation data for the specialty retail industry and other companies similar in size, the Committee's assessment of such officers' past performance and the Committee's expectation of their future contributions in leading the Company. The Committee does not purport to scientifically or statistically sample compensation data for other companies. Accordingly, compensation data for other companies may, but need not, include companies in the specialty retail group or the S & P 500, usually is historical in nature, and may be limited to that available from public sources. To the extent that comparative data is utilized, the Committee believes a subjective comparison is required to account for the numerous variables between The Home Depot and other companies and notes that compensation levels and operating performance of other companies can be influenced by a variety of factors both within and without the control of such other companies. Similarly, differences in size, performance and type of business advise, in the Committee's view, against a mechanistic compensation approach, purportedly based on objective criteria. While type of business and broad market indexes may be appropriate measures of historical company performance, the Committee currently believes neither grouping should be accorded any special ranking in its compensation deliberations.

     In setting overall compensation, the Committee was cognizant that certain independent third party performance evaluations reported in the financial press, and purportedly based on objective criteria, deemed the CEO undercompensated (only CEOs were studied in the surveys). The Committee believes similar compensation levels would have been recommended by such studies with respect to the COO, had such position been studied. Despite the Committee's assessment that a substantial increase in compensation could be justified, the Committee has honored the request of the CEO and COO that their maximum compensation under the SOBP be equalized and that the majority of their cash compensation continue to be awarded pursuant to the SOBP.

     All executive officers (other than the CEO and COO) participate in the Company's Corporate Management Bonus Plan ("CMBP") under which they are eligible to earn a bonus up to 50 percent of their annual base salary depending on personal performance and the Company's performance relative to criteria such as gross margin return on investment, return on assets and sales target levels. Fifty percent (50%) of such bonus may be awarded based solely on subjective evaluations and the remaining fifty percent (50%) is based on performance with respect to the objective criteria enumerated below. During the 1994 fiscal year, based upon these objective and subjective performance assessments all of the executive officers other than the CEO and COO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in the proxy statement.

     The exact objective criteria employed depend on the officer's responsibilities and such performance criteria may be computed by various methods depending on the Committee's assessment of the best match between job duties and performance criteria. Gross Margin Return On Investment ("GMROI") is calculated by dividing gross margin by net sales and multiplying the resulting number by net sales divided by average inventory at cost. Return On Assets is calculated in the same manner as GMROI except net income before taxes and interest replaces gross margin and total assets, which is composed of average retail inventory and fixed assets, replaces inventory. In calculating Return On Assets, for officers with non-merchandising positions, total assets are defined as average total assets based on the Company's balance sheet. Minimum bonuses are payable if 100 percent of planned results are achieved and maximum bonuses are paid upon the achievement of 115 percent of planned results. Bonus payments, as a percentage of salary, increase on a linear basis for the achievement of results between 100 percent and 115 percent of planned results although the slope of line (i.e. relative percentage) varies depending on the placement within the range and the nature of the officer's duties. Minimum bonuses based on the application of the foregoing formulas generally are payable in an amount equal to but not less than six percent of salary assuming 100 percent of planned results are achieved.

     The Committee believes that disclosure of actual targets under the CMBP could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely. The CMBP is subject to adjustment based on, among other things, adjustments to scheduled store opening dates and other non-anticipated events, and the Company may adjust the CMBP, including targets and utilized criteria, at such time or times as the Company, in its sole discretion, determines that the original projections or the bases therefor were materially incorrect.

     A large portion of the executive officers' total compensation is tied to stock performance, thus more closely aligning their interests with the long-term interests of stockholders. This is accomplished through several stock plans. The Company's 1991 Omnibus Stock Option Plan and its Employee Stock Purchase Plan are administered by the Stock Option Committee of the Board of Directors which coordinates its activities with those of the Compensation Committee. Annually, at the discretion of the Stock Option Committee, stock options are granted to all executive officers and key employees, excluding both the CEO and COO, to purchase stock at the then current market price. The stock option grant size is determined by the Stock Option Committee and based on the individual's position within the Company and job performance rating. Individual job performance ratings are based on performance reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other employees of the Company. Stock option grants made since fiscal 1991 are exercisable at a rate of 25 percent per year commencing on the first or second year after the date of grant (depending on the type of stock option granted) with a total stock option term of ten years. The Company's stock options historically have been financially rewarding as the Company's stock price has shown dramatic increases. To the extent that the public market does not, in the Committee's view, fairly value the Company, the Committee may consider decreasing the portion of compensation tied to stock performance. The executive officers, excluding the CEO and COO, may also purchase stock at a discount through the Employee Stock Purchase Plan. The Company's CEO and
COO have chosen not to participate in the Company's 1991 Omnibus Stock
Option and Employee Stock Purchase Plans due to their already large stock ownership as shown elsewhere in the proxy statement. Of course, they have benefited along with other stockholders in the historical increases in the market value of the Company's common stock. All executive officers including the CEO and COO participate in the Company's Employee Stock Ownership Plan and the ESOP Restoration Plan (the "ESOP Plans") whereby their vested interests increase in value, without any outlay of funds by the employees, through seniority, increases in the market value of the Company's common stock and discretionary annual contributions to the ESOP Plans by the Company. Such discretionary contributions to the ESOP Plans are determined by the Company's Board of Directors based on the Company's performance and are typically distributed to the Plan participants, including participating executive officers, based on a percentage of the participants' base salary.

     The tables included in the proxy statement and accompanying narrative and footnotes, reflect the decisions covered by the above discussion. The foregoing report has been furnished by the members of the following committees:

          Compensation Committee:       Stock Option Committee:

          Frank Borman                  Bernard Marcus
          Milledge A. Hart, III         Arthur M. Blank
          Donald R. Keough              Kenneth G. Langone


     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
      AMONG THE HOME DEPOT, S & P 500 AND S & P SPECIALTY RETAIL GROUP
                     ASSUMING REINVESTMENT OF DIVIDENDS

                             [GRAPH OMITTED]


                1/28/90   2/3/91    2/2/92    1/31/93   1/30/94   1/29/95

  The Home      $100.00   $176.20   $380.74   $604.87   $488.85   $594.82
  Depot

  S&P            100.00    111.36    150.95    195.63    188.20    192.99
  Specialty
  Retail
  Group

  S&P 500        100.00    150.95    125.47    134.68    150.98    152.56
  Index

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP were the auditors of the Company during the fiscal year ended January 29, 1995. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG Peat Marwick LLP will be chosen. A representative of that firm will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions.

                           STOCKHOLDER PROPOSALS

     Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1996 Annual Meeting of Stockholders of The Home Depot, Inc. must submit such proposals to the Secretary of the Company by December 13, 1995.


                               OTHER MATTERS

     Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                         AVAILABILITY OF FORM 10-K
                     AND ANNUAL REPORT TO STOCKHOLDERS

     Copies of The Home Depot's Annual Report to Stockholders for the fiscal year ended January 29, 1995, which includes certain financial information about the Company, are currently being mailed together with this Proxy Statement to stockholders. Additional copies of such Annual Report along with copies of The Home Depot's Annual Report on Form 10-K for the fiscal year ended January 29, 1995, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Investor/Public Relations, The Home Depot, Inc., 2727 Paces Ferry Rd., Atlanta, Georgia 30339-4089.

                                 APPENDIX A

                            THE HOME DEPOT, INC.

             RESTATED AND AMENDED EMPLOYEE STOCK PURCHASE PLAN

1.   Purpose.       The  purpose of  The  Home Depot,  Inc.  Employee Stock
     Purchase Plan (the "Plan") is to encourage and enable eligible employees of The Home Depot, Inc. (the "Company") to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under
     Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.   Definitions.       The  following words  or terms  have  the following
     meanings:

          (a) "Plan shall mean this The Home Depot, Inc. Employee Stock Purchase Plan.

          (b)  "Company" shall mean The Home Depot, Inc.

          (c) "Board of Directors" shall mean Board of Directors of the Company or the Executive Committee of such Board.

          (d) "Shares", "Stock" or "Common Stock" shall mean shares of the $.05 par value Common Stock of the Company.

          (e) "Committee" shall mean the committee of the Board of Directors of the Company appointed to administer the Plan.

          (f) "Subsidiary" shall mean any corporation or affiliate, if the Company owns or controls, directly or indirectly, more than a majority of the voting stock of such entity.

          (g) "Eligible Employee" shall mean a person regularly employed by the Company or a Subsidiary on the effective date of any offering of stock pursuant to the Plan; provided, however, that no person shall be considered an Eligible Employee unless he or she is customarily employed by the Company or a Subsidiary for more than twenty hours per week and more than five months in a calendar year; and provided further, that the Board of Directors may exclude the employees of any specified Subsidiaries from any offering under the Plan.

               The term Eligible Employee shall not include any person who is covered under a collective bargaining agreement if there is evidence that stock and other retirement benefits were the subject of good faith bargaining between the representative of such person and the Company, unless the collective bargaining agreement specifically provides for the inclusion of such person under the Plan.

          (h) "Annual Pay" shall mean an amount equal to the sum of (i) the annual basic rate of pay of an Eligible Employee as determined from the payroll records of the Company or a Subsidiary on the effective date of an offer of Stock made pursuant to the Plan, and (ii) the amount paid to the Eligible Employee by the Company or a Subsidiary under any incentive compensation or bonus plan during the twelve-month period immediately preceding the effective date of an offer of Stock made pursuant to the Plan.

          (i) "Market Price" shall mean the closing price of the Company's Common Stock on the New York Stock Exchange.

          (j) "Options" shall mean the right or rights granted to Eligible Employees to purchase the Company's Common Stock under an Offering made under the Plan and pursuant to such Eligible Employees' elections to purchase.

          (k) "Purchase Period" shall mean the number of calendar months during which installment payments for stock purchased under the Plan shall be made.

          (l) "Subscription Period" shall mean that period of time prescribed in any offer of Stock under the Plan beginning on the first day employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted.

3. Shares Reserved for Plan. The Shares of the Company's Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 22,137,500. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Board of Directors, or the Committee will specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed 27 months for any offering.

          In the event of a subdivision or combination of the Company's Shares, the maximum number of Shares which may thereafter be issued and sold under the Plan and the number of Shares under elections to purchase at the time of such subdivision or combination will be proportionately increased or decreased, the terms relating to the price at which Shares under the elections to purchase will be sold will be appropriately adjusted, and such other action will be taken as in the opinion of the Board of Directors deems appropriate under the circumstances. In case of a reclassification or other change in the Company's Shares, the Board of Directors also will make appropriate adjustments.

4. Administration of the Plan. The Plan shall be administered by a Committee consisting of not less than two directors of the Company who shall be appointed by the Board of Directors. The Committee shall be vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan or to make amendments to the Plan itself as it may deem advisable; provided, however, that no such amendment shall increase the maximum number of shares available for sale under the Plan, otherwise than as required to reflect a subdivision or a combination as provided in Article 3 hereof, nor shall any such amendment act to expand the persons eligible to participate in the Plan beyond the employees of the Company and Subsidiaries. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all Eligible Employees and any and all persons claiming under or through an Eligible Employee.

          The Committee may act by a majority vote at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the members of the Committee without holding a formal meeting, vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by the Board of Directors.

5. Participation in the Plan. Options to purchase the Company's Common Stock under the Plan shall be granted only to Eligible Employees. Options to purchase shares shall be granted to all Eligible Employees of the Company or Subsidiaries whose Eligible Employees are granted such rights; provided, however, that the Board of Directors may determine that any offering of Common Stock under the Plan will not be extended to directors, officers, or highly paid employees of the Company or Subsidiaries or to those employees whose principal duties consist of supervising the work of other employees, and provided further that in no event may an employee be granted an option under this plan if such employee, immediately after the option is granted, owns Stock possessing five percent or more of the total combined voting power or value of all classes of capital stock of the Company or Subsidiaries.

          For the purposes of determining stock ownership and the limitations to purchase under this section, the rules of Section 425
     (d) of the Code shall apply and Stock which the employee may purchase under all outstanding options shall be treated as Stock owned by the employee. Any decision relating to include or exclude any executive officer or director of the Company pursuant to this paragraph shall be made only by the members of the Board of Directors who are not executive officers of the Company and who have not participated or been eligible to participate in this Plan or any similar employee stock option plan for a period of at least one year prior to such determination.

6. Purchase Price. The purchase price for Shares purchased pursuant to the Plan (except as otherwise provided herein) shall be the lower of
     (a) 85 percent of the Market Price on the first day of the Purchase Period; or (b) 85 percent of the Market Price on the last day of the Purchase Period; or if no Shares were traded on such day, on the last day prior thereto on which Shares were traded.

7. Method of Payment. Payment for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment. Each Eligible Employee electing to purchase Shares will authorize the Company to withhold a designated amount from his regular weekly, bi-weekly, semimonthly or monthly pay for each payroll period during the Purchase Period. All such payroll deductions made for an Eligible Employee shall be credited to his account under the Plan. At the end of the Purchase Period, each Eligible Employee shall receive in cash the balance remaining in his account, if any, after the purchase of the number of Shares covered by his option to purchase Shares.

8. Employee's Election To Purchase - Grants of Options. In order to participate in the Plan, an Eligible Employee must sign an election to purchase Shares on a form provided by the Company stating the Eligible Employee's desire to purchase Shares under the Plan and showing the amount which the Eligible Employee elects to have withheld from his pay for such payroll period during the Purchase Period. The election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated to receive and accept such elections. Subject to the limitations set forth in Paragraph 9, each participating Eligible Employee shall be granted an option to purchase a fixed maximum number of Shares determined by the following procedure:

          Step 1 - Determine the aggregate amount which will be withheld from the Eligible Employee's pay during the Purchase Period;

          Step 2 - Determine the figure which represents the lower of (a) 85 percent of the Market Price on the first day of the Purchase Period; or (b) 85 percent of the Market Price on the last day of the Purchase Period; or if no Shares were traded on such day, on the last day prior thereto on which Shares were traded.

          Step 3 - Divide the figure determined in Step 1 by the figure determined in Step 2. This final figure shall be the fixed maximum number of Shares for which the Eligible Employee may be granted an option to purchase.

          In the event the total maximum number of Shares resulting from all elections to purchase under any offering of Shares under the Plan exceeds the number of Shares offered, the Company reserves the right to reduce the maximum number of Shares which Eligible Employees may purchase pursuant to their elections to purchase, to allot the Shares available in such manner as it shall determine, but generally prorata to subscriptions received and to grant options to purchase only for such reduced number of Shares.

          All Shares included in any offering under the Plan in excess of the total number of Shares which all Eligible Employees elect to purchase and all Shares with respect to which elections to purchase are canceled as provided in Paragraph 12 shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan.

9. Limitations Of Number Of Shares Which May Be Purchased. The following limitations shall apply with respect to the number of Shares which may be purchased by each Eligible Employee who elects to participate in an offering under the Plan;

     (a) No Eligible Employee may purchase Shares during any one offering pursuant to the Plan for an aggregate purchase price (which shall be computed on an annual basis in the event the Purchase Period is more or less than 12 months) in excess of 20 percent of his Annual Pay; and

     (b) No Eligible Employee shall be granted an option to purchase Shares under the Plan if such Eligible Employee immediately after such option is granted, owns stock or holds options to purchase stock possessing five percent or more of the total combined voting power or value of the capital stock of the Company or of any Subsidiary; and

     (c) No Eligible Employee may be granted an option to purchase Shares which permits his right to purchase Stock under the Plan and all other stock option plans of the Company and of any Subsidiary pursuant to Section 423 of the Code to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of such Stock (determined on the date the option to purchase is granted).

          An Eligible Employee may elect to purchase less than the number of Shares which he is entitled to elect to purchase.

10. Stockholder Rights. Only upon the issuance of Shares to an Eligible Employee or his agent (and only in respect to such Shares purchased) shall an Eligible Employee obtain the rights of stockholders, including, without limitation, the right to vote the shares or receive dividends or other distributions thereon. The Shares purchased will be issued as soon as practicable after the last day of the Purchase Period.

11. Rights To Purchase Shares Not Transferable. An Eligible Employee's rights under his election to purchase Shares may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. If this provision is violated the right of the Eligible Employee to purchase Shares shall terminate and the only right remaining under such Eligible Employee's election to purchase will be to have paid over to the person entitled thereto the amount then credited to the Eligible Employee's account.

12. Cancellation of Election to Purchase. An Eligible Employee who has elected to purchase Shares may cancel his election in its entirety or may partially cancel his election by reducing the amount which he has authorized the Company to withhold from his pay for each payroll period during the Purchase Period. Any such full or partial cancellation shall be effective upon the delivery by the Eligible Employee of written notice of cancellation to the office or person designated to receive elections. Such notice of cancellation must be so delivered before the close of business on the last business day of the Purchase Period. If an Eligible Employee partially cancels his original election by reducing the amount authorized to be withheld from his pay, he shall continue to make installment payments at the reduced rate for the remainder of the Purchase Period. Only one partial cancellation may be made during a Purchase Period.

          An  Eligible   Employee's  rights   upon  the  full   or  partial
     cancellation of his election to purchase Shares shall be limited to the following:

          (a) He may receive in cash, as soon as practicable after delivery of the notice of cancellation, the amount then credited to his account, except, in the case of a partial cancellation, he must retain in his account the cumulative installment payments made through the date of cancellation until the end of the Purchase Period, or

          (b) He may have the amount credited to his account at the time the cancellation becomes effective applied to the purchase of the number of shares such amount will then purchase at the end of the Purchase Period.

13. Leave Of Absence Or Layoff. An Eligible Employee purchasing Stock under the Plan who is granted a leave of absence (including a military leave) or is laid off during the Purchase Period may at that time (on a form provided by the Company) elect one of the following:

     (a) He may suspend payments during the leave of absence, or, in the case of a layoff, he may suspend payments for not more than 90 days, but not in either case beyond the last month of the Purchase Period, or

     (b)  He may cancel his election in accordance with Paragraph 12.

          If Option (a) is elected, the Eligible Employee at the end of the suspension period must make up the deficiency in his account either by immediate lump sum payment or with installment payments so that, assuming the maximum purchase price per share, payment for the maximum number of Shares covered by his option will be completed in the last month of the Purchase Period. If the Eligible Employee elects to make increased installment payments, he may, nevertheless, at any time make up his remaining deficiency by a lump sum payment.

          If an Eligible Employee does not return to active service upon the expiration of his leave of absence or within 90 days from the date of his layoff, his election to purchase shall be deemed to have been canceled at the time of the leave of absence or layoff.

          In no event shall an Eligible Employee be permitted to complete payment for any Shares after 27 months from the date of the commencement of the Subscription Period.

14. Effect of Failure To Make Payments When Due. If in any payroll period, for any reason not set forth in Paragraph 13, an Eligible Employee who has filed an election to purchase Shares under the Plan has no pay or his pay is insufficient (after other authorized deductions) to permit deduction of his installment payment, such payment may be made in cash at the time. If not so made, the Eligible Employee, when his pay is again sufficient to permit the resumption of installment payments, must pay in cash the amount of the deficiency in his account or arrange for uniformly increased installment payments so that, assuming the maximum purchase price per share, payment for the maximum number of Shares covered by his option will be completed in the last month of the Purchase Period. If the Eligible Employee elects to make increased installment payments, he may, nevertheless, at any time make up the remaining deficiency by a lump sum payment.

          Subject to the above and other provisions of the Plan permitting postponement, the Company may treat the failure by an Eligible Employee to make any payment as a cancellation of his election to purchase shares. Such cancellation will be affected by mailing notice to him at his last known business or home address. Upon such mailing, his only right will be to receive in cash the amount credited to his account.

15. Retirement. If an Eligible Employee officially retires and has an election to purchase Shares in effect at the time of his retirement, he may, within three months after the date of his retirement (but in no event later than the end of the Purchase Period), by delivering written notice to the office or person designated to receive elections, elect to:

     (a)  Complete the remaining installment payments in cash,

     (b) Make a lump sum payment in the amount of any deficiency for the remaining portion of the Purchase Period, or

     (c) Cancel his election to purchase Shares in accordance with the provisions of Paragraph 12.

          If no such notice is given within such period, the election will be deemed canceled as of the date of retirement and the only right of the Eligible Employee will be to receive in cash the amount credited to his account.

16. Death. If an Eligible Employee, including a retired Eligible Employee, dies and has an election to purchase Shares in effect at the time of his death, the legal representative of the deceased Eligible Employee may, within three months from the date of death (but in no event later than the end of the Purchase Period), by delivering written notice to the office or person designated to received elections, elect to:

     (a)  Complete the remaining installment payments in cash,

     (b) Make a lump sum payment in the amount of any deficiency for the remaining portion of the Purchase Period, or

     (c) Cancel the election to purchase Shares in accordance with the provisions of Paragraph 12.

          If no such notice is given within such period, the election will be deemed canceled as of the date of death, and the only right of such legal representative will be to receive in cash the amount credited to the deceased Eligible Employee's account.

17. Termination of Employment Other Than For Retirement Or Death. If an Eligible Employee's employment is terminated for any reason other than retirement or death prior to the end of the Purchase Period, his election to purchase shall thereupon be deemed canceled as of the date on which his employment ended. In such an event, no further payments under such election will be permitted, and the Eligible Employee's only right will be to receive in cash the amount credited to his account.

18.  Application of Funds.    All funds received by the  Company in payment
     for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.

19. Governmental Approvals or Consents. The Plan shall not be effective unless it is approved by the stockholders of the Company within 12 months after the Plan is adopted by the Board of Directors of the Company. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the United States Internal Revenue Code or the laws of any state.

[DESCRIPTION]Senior Officers' Bonus Pool Plan, filed pursuant to
             Instruction #3, Item #10 to Schedule 14A.
             [Not being distrubuted to the stockholders]

                    SENIOR OFFICERS' BONUS POOL PLAN

The performance goals contained in the Senior Officers' Bonus Pool Plan (the "SOBP") as adopted by the Compensation Committee of the Board of Directors of The Home Depot, Inc. (the "Company"), a committee of outside directors (the "Committee") will govern the award of annual bonuses to Mr. Bernard Marcus, Chief Executive Officer of the Company (the "CEO") and Mr. Arthur M. Blank, Chief Operating Officer of the Company (the "COO"), who are the designated eligible participants.

Moreover, pursuant to the applicable provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the U.S. Department of the Treasury could limit the Company's federal tax deduction for compensation paid to its senior officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements. The SOBP qualifies as performance-based compensation and all sums paid thereunder should be deductible by the Company. In 1993, the SOBP allowed the CEO and the COO collectively to earn a bonus based on 1.25% of the Company's earnings up to $54 million and 2.0% of earnings above $54 million (before being adjusted for the bonus pool and income taxes) up to a maximum amount of $4 million. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA, the Committee has revised the SOBP to allow the CEO and the COO collectively to earn a bonus equal to 10% of the Company's earnings in excess of a threshold amount as established by the Committee (the "Earnings Threshold"), subject to an annual maximum established by the Committee. The Earnings Threshold for fiscal 1995 is equal to $604,501,000, which is approximately equal to the Company's net earnings for fiscal 1994. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 50% each. For fiscal 1995, the maximum amount awardable under the SOBP is $4 million; however, the actual benefits to be paid under the SOBP are not presently determinable.

Prior to awarding any cash bonuses for the 1994 fiscal year and all subsequent years covered by the SOBP, the Committee will evaluate the performance of the Company to certify that the performance goals have been met.

[DESCRIPTION]FORM OF PROXY


PROXY                  THE HOME DEPOT, INC.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
         ANNUAL MEETING OF STOCKHOLDERS ON MAY 31, 1995

     The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc. to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 31, 1995, at 10:00 a.m., and any adjournments thereof, as directed below with respect to the matters set forth below and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the election of ARTHUR M. BLANK, MILLEDGE A. HART, III, M. FAYE WILSON and JOHNNETTA B. COLE, "FOR" the approval of item number 2, "FOR" the approval of item number 3, "AGAINST" item number 4, and in accordance with the recommendations of the Board of Directors.

    PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.


                                                 SEE REVERSE SIDE

[x]Please mark
   votes as in
   this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.   Election of Directors
Nominees: Arthur M. Blank, Milledge A. Hart, III,
          M. Faye Wilson and Johnnetta B. Cole

                FOR           WITHHELD
                [ ]              [ ]


 [ ]______________________________________
    For all nominees except as noted above

2.   Approval of an Amendment to the Company's performance-based
     Senior Officers' Bonus Pool Plan.

           FOR             AGAINST         ABSTAIN
           [ ]               [ ]             [ ]

3.   Approval of two Amendments to the Company's
     Employee Stock Purchase Plan.

           FOR             AGAINST         ABSTAIN
           [ ]               [ ]             [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
ITEM 4.


4. Approval of Stockholder Proposal to amend Bylaws to require a majority ofIndependent Directors.

           FOR             AGAINST         ABSTAIN
           [ ]               [ ]             [ ]


          PLEASE MARK, SIGN AND DATE HEREON AND RETURN
          PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name appears at left.

When shares are held by joint tenants, both should sign.

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guardian, please give full title as such.
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or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

     Signature: ___________________________   Date: _____________

     Signature: ___________________________   Date: _____________